Exhibit 3.116

Natalie E. Tennant Secretary of State 1900 Kanawha Blvd E Bldg 1, Suite 157-K Charleston, WV 25305	WEST VIRGINIA ARTICLES OF INCORPORATION	Penney Barker, Manager Corporations Division Tel: (304)558-8000 Fax: (304)558-8381 www.wvsos.com
FILE ONE ORIGINAL (Two if you want a filed stamped copy returned to you) FEE: See chart on page 4 for applicable fees		Hrs: 8:30 a.m. – 5:00 p.m. ET Control #

The undersigned, acting as incorporator(s) according to the West Virginia Code, adopt the following Articles of Incorporation for a West Virginia Domestic Corporation, which shall be perpetual:

1.	The name of the West Virginia corporation shall be:
[This name is your official name and must be used in its entirety when in use unless a trade name is registered with the Office of the Secretary of State, according to Chapter 47-8 of the West Virginia Code.]

2.	The address of the principal office	Street:
of the corporation will be:
City/State/Zip:
located in the county of:
County:

	The mailing address of the above	Street/Box:
location, if different, will be
City/State/Zip:

3.	The physical address (not a PO Box)	Street:
	of the principal place of business in West Virginia, if any:	City/State/Zip:

County:

	The mailing address of the above	Street/Box:
location, if different, will be:
City/State/Zip:

4.	The name and address of the person to whom notice of process may be sent, if any, will be:	Name:

Street:

City/State/Zip:

5.	E-mail address where business correspondence may be received:

6.	The corporation is organized as: (check one below)

☐	NON-PROFIT, NON-STOCK, (if you plan on applying for 501(c)(3) status with the IRS you may want to include certain language that is required by IRS the be included in your articles of incorporation.

☐	FOR PROFIT

Form CD-1	Issued by the Office of the Secretary of State

WEST VIRGINIA ARTICLES OF INCORPORATION	Page 2

7.	FOR PROFIT ONLY:

The total value of all authorized capital stock of the corporation will be $ .

The capital stock will be divided into shares at the par value of $ per share.

8.

The purpose for which this corporation is formed is as follows:

(Describe the type(s) of business activity which will be conducted, for example, “agricultural production of grain and poultry”, “construction of residential and commercial buildings”, “manufacturing of food products”, “commercial painting”, “retail grocery and sale of beer and wine”. Purpose may conclude with words “…including the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.”)

9.	FOR NON PROFITS ONLY: (Check the statement that applies to your entity)

☐	Corporation will have no members
☐	Corporation will have members

(NOTE) If the corporation has one or more classes of members, the designation of a class or classes is to be set forth in the articles of incorporation and the manner of election or appointment and the qualifications and rights of the members of each class is to be set forth in the articles of incorporation or bylaws. If this applies to your entity then you will have to attach a separate sheet listing the above required information, unless it will fit in the space below.

10.	The name and address of the incorporator(s) is:

Name	Address	City/State/Zip

11.	The number of acres of land it holds or expects to hold in West Virginia is:

12.	Contact and Signature Information:

a. Contact person to reach in case there is a problem with filing:	Phone #

b. Print name of person who is signing articles of incorporation:

c. Signature of Incorporator:	Date:

Form CD-1	Issued by the Office of the Secretary of State